Exhibit 10.9

9 OCTOBER 2020

SUBSCRIPTION AGREEMENT

between

VIVOPOWER INTERNATIONAL PLC

(Investor)

FD 4X4 AUTOMOTIVE B.V.

(Automotive)

HACCOU VISION B.V.

(as Participating Shareholder)

M.A. Daams-Van Toor

F.A.J. Daams

(as Founders)

and

A. Haccou

(as Manager)

relating to the issuance of shares in

TEMBO E-LV B.V

(the Company)

INDEX

1	Interpretation	6

2	Issuance of Shares	6

3	Conditions Precedent	7

4	Interim Period covenants	7

5	Completion	7

6	Use of proceeds	9

7	Due Diligence	10

8	Warranties	10

9	Liability	11

10	Specific indemnities	13

11	Confidentiality	15

12	Costs and Expenses	16

13	Waivers	16

14	Notices	16

15	Binding effect; assignment	17

16	Invalidity	17

17	Entire agreement	17

18	Miscellaneous Provisions	17

19	Applicable law and jurisdiction	18

20	Settlement of disputes	18

THIS SHARE SUBSCRIPTION AGREEMENT IS MADE ON 9 OCTOBER 2020 (the Agreement),

BETWEEN:

(1)

VivoPower International Plc, a public company with limited liability, incorporated under the laws of England and Wales, having its registered office at The Scalpel, 18th Floor, 52 Lime Street, London, England EC3M 7AF, registered with the Registrar of Companies in England and Wales under No. 09978410 (Investor);

(2)	FD 4x4 AUTOMOTIVE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its registered office in Bergeijk and its place of business at Hoek 54 a, 5571GK Bergeijk, the Netherlands, registered with the Commercial Register under No. 71097651 (Automotive);

(3)	HACCOU VISION B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its registered office in Putten and its place of business at Da Costastraat 57, 3881JE Putten, registered with the Commercial Register under No. 56184948 (Participating Shareholder);

(4)	F.A.J. DAAMS, born in Westerhoven on 16 December 1967 (F. Daams);

(5)	M.A. DAAMS – VAN TOOR, born in s-Gravenhage on 7 December 1970 (T. Daams);

(6)	A. HACCOU, born in Zaandijk on 3 June 1958 (Haccou); and

(7)	TEMBO E-LV B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its registered office in Bergeijk and its place of business at Hoek 54a, 5571 GK Bergeijk, the Netherlands, registered with the Commercial Register under No. 71098240 (Company);

the parties set out above under number (1) through (7) are hereinafter jointly referred to as the Parties and individually as a Party; the parties set out above under number (4) through (5) are hereinafter jointly referred to as the Founders and individually as a Founder.

WHEREAS:

(A)	on 12 August 2020, the Automotive and the Investor entered into a confidentiality deed, attached hereto as Schedule 2 (Confidentiality Deed);

(B)

on 17 September 2020, Automotive and the Investor entered into a term sheet, attached hereto as Schedule 3 (Term Sheet), documenting the agreement in principle by and between the Investor and Automotive as to the investment and participation of the Investor in the share capital of Tembo 4x4 with the mutual understanding that the structure of the envisaged transaction could change, resulting in the investment and participation of the Investor in the share capital of the Company (as defined below);

(C)

on 5 October 2020, Automotive has incorporated the Company and currently holds 49 ordinary shares 100% (one hundred per cent) of the issued and outstanding shares in the share capital of the Company (the Ordinary Shares);

(D)

at Completion the Company shall issue an additional amount of 416 Ordinary Shares to Automotive and a restructuring will take place as such that the Company will hold 100% (one hundred per cent) of the issued and outstanding shares in the share capital of FD 4x4 Centre B.V. and Tembo 4x4 e-LV B.V. (the Subsidiaries), (the Pre-Completion Restructuring);

(E)

the group's main activities consist of the sale, development and production of electric vehicles, vehicle components and equipment including (i) the sale of both converted one hundred per cent (100%) electric vehicles and component kits for conversion of vehicles to one hundred per cent (100%) electric, (ii) the upfitting of vehicles for mining and industrial purposes, and (iii) the development, production and sale of a variety of product vehicle accessories and components (the Business);

(F)

the Company shall issue 510 of a new class of preferred Investor shares in the capital of the Company to the Investor (the Investor Shares) against an issue price of EUR 1 per share (one euro), in consideration for which the Investor shall make the Contribution (as defined below);

(G)	the Company shall issue 25 Ordinary Shares and 1 manager share (the Manager Share) to the Participating Shareholder;

(H)

upon consummation of the Transaction contemplated by this Agreement, the share capital of the Company and the proportions in which such share capital is held is set out in the capitalization table included in Schedule 4 (Post-Investment Capitalization Table);

(I)

Automotive has prepared a data room hosted by HiQ Solutions in relation to the Transaction (the Data Room) containing certain due diligence information in relation to the Company, its Subsidiaries and their business;

(J)

the Investor and its advisers were given access to the Data Room for the purpose of reviewing such information and were allowed the opportunity to ask questions and receive answers to questions it deemed necessary in the context of the due diligence investigation through the Data Room Q&A process. Furthermore, the Investor and its Representatives were given the opportunity to attend and participate in management interviews (the Due Diligence Investigation);

(K)

each of the Parties has taken all necessary corporate action and obtained any and all necessary internal and third party approvals, consents and permits for the transactions and agreements contemplated by this Agreement; and

(L)	the Parties wish to record the Share Issuance (as defined below) on the terms and subject to the conditions of this Agreement.

THEREFORE IT IS HEREBY AGREED as follows:

1	Interpretation

1.1	Capitalised terms used in this Agreement have the meaning given thereto in Schedule 1 (Definitions), except where the content or context of this Agreement provides otherwise.

1.2	Schedule 1 (Definitions) sets out certain rules of interpretation and construction applicable to this Agreement.

2	Issuance of Shares

2.1	Upon the terms and subject to the conditions of this Agreement, the Company shall issue:

a)	416 Ordinary Shares, numbered ORD 50 up to and including ORD465, to Automotive and Automotive shall subscribe for and accept these 416 Ordinary Shares;

b)	510 Preferred Issue Shares, numbered INV1 up to and including INV510, to the Investor and the Investor shall subscribe for and accept the Preferred Issue Shares;

c)	1 Manager Share, numbered MS1, to the Participating Shareholder and the Participating Shareholder shall subscribe for and accept the 1 Manager Share; and

d)	25 Ordinary Shares, numbered ORD 466 up to and including 490, to the Participating Shareholder and the Participating Shareholder shall subscribe for and accept the 25 Ordinary Shares;

(the Share Issuance) on the Completion Date in accordance with Clause 5.

2.2	In consideration for the Investor Shares, the Investor shall pay an amount equal to EUR 4 million (four million euros) to the Company (the Contribution).

2.3	Any amount paid or otherwise contributed in excess of the nominal value of the Investor Shares shall be recorded as share premium (agio) in the books of the Company.

2.4

In consideration for the Manager Share and the Ordinary Shares the Participating Shareholder shall pay an amount equal to EUR 120,000 (one hundred twenty thousand euros) to the Company (the Manager Contribution) by means of settlement with the Receivable in accordance with Article 2 of Schedule 13 (Deed of Issuance Manager Shares).

2.5	Any amount paid or other contributed in excess of the nominal value of the Ordinary Shares and the Manager shall be recorded as share premium (agio) in the books of the Company.

2.6

Upon the issuance of the Investor Shares, the new Ordinary Shares and the Manager Share the capitalization of the Company setting forth the economic and legal ownership of the respective Shareholders on a Fully Diluted Basis be as set forth in the capitalization table attached hereto as Schedule 4 (Post-Investment Capitalization Table).

3	Conditions Precedent

3.1

Completion is subject to fulfilment on or before the Completion Date of the amount of the Contribution having been received in the Notary’s Account and the Investor being able to use the same for the purpose of the subscription for the Preferred Issue Shares (the Condition Precedent).

3.2

The Investor shall inform the other Parties writing promptly after becoming aware of (i) the satisfaction of the Condition Precedent, or (ii) any circumstance that will, or is likely to, result in a failure to satisfy the Conditions Precedent.

3.3	In the event that the Conditions Precedent have not been fulfilled on or before the Long Stop Date, the Investor may terminate this Agreement by written notice to the other Parties.

3.4

In the event this Agreement is terminated pursuant to the provisions of this clause 3 this Agreement shall become null and void and have no effect, with the exception of this clause 3.4 and the Surviving Clauses which shall survive any termination of this Agreement indefinitely. In the event of such termination the Transaction shall be abandoned without any liability on the part of any Party due to such termination, except for any liability towards the others in respect of a breach of this Agreement that took place prior to termination.

4	Interim Period covenants

4.1

In the Interim Period, Automotive shall procure that the Business is carried on in the ordinary and usual course without interruption so as to maintain it as a going concern, including working capital management (paying creditors and collecting debts) of the Group in the ordinary course of business, consistent with past practice and in accordance with the Interim Period covenants as set out in Schedule 16 (Interim Period).

5	Completion

5.1

The completion of the transactions contemplated by this Agreement (Completion) shall take place at the offices of the Notary on the Completion Date, or such other date and time as the Parties may jointly agree.

5.2

At Completion, the Parties shall perform or procure to be performed the following actions, it being understood and agreed that (i) any documents or items referred to below, which have already been executed or delivered before Completion, shall be deemed to have been executed or delivered at Completion, (ii) each of the actions below shall be conditional upon all other actions occurring at Completion and (iii) any such actions will be deemed to have occurred in the following order:

5.2.1	the Investor shall procure the transfer of the Contribution referred to in Clause 2.2 to the Notary's Bank Account;

5.2.2	The Parties and the Notary shall execute the Notary Letter;

5.2.3	the Notary shall confirm, that the Contribution is received in the Notary's Bank Account;

5.2.4	the Company shall deliver or procure the delivery to the Notary of the original shareholders' register of the Company and such other documents as may be required by the Notary;

5.2.5	each of the Parties and the Company shall deliver to the Notary an executed and, if required by the Notary, legalized and apostilled power of attorney to execute the Deeds;

5.2.6	the Company shall deliver or procure the delivery of a shareholders' resolution of the Company approving the entering into of this Agreement and the Transaction contemplated thereby;

5.2.7	the Company and the Founders shall execute the Management Agreements;

5.2.8

the Parties shall deliver and release a duly executed copy of the shareholders agreement in the agreed form attached to this Agreement as Schedule 6 (Shareholders Agreement) (the Shareholders Agreement);

5.2.9	the Parties thereto shall deliver and release a duly executed copy of the Asset Purchase Agreement;

5.2.10	the Notary shall execute the Deed of Issuance of Ordinary Shares, in the agreed form attached hereto as Schedule 5 (Deed of Issuance Ordinary Shares);

5.2.11	the Notary shall execute the Deed of Transfer, in the agreed form attached hereto as Schedule 17 (Deed of Transfer);

5.2.12	the Notary shall execute the Deed of Amendment of the Articles of Association attached to this Agreement as Schedule 8 (Deed of Amendment AoA); and

5.2.13	the Notary shall execute the Deed of Issuance of Investor Shares, in the agreed form attached hereto as Schedule 12 (Deed of Issuance Investor Shares);

5.2.14	the Notary shall execute the Deed of Issuance Manager Shares, in the agreed form attached hereto as Schedule 13 (Deed of Issuance Manager Shares);

5.2.15

the Notary shall register the issuance of Ordinary Shares to Automotive pursuant to the Deed of Issuance Ordinary Shares, the issuance of the Investor Shares to the Investor pursuant to the Deed of Issuance of Investor Shares and the issuance of the Manager Shares pursuant to the Deed of Issuance Manager Shares in the shareholders register and deliver the register to the Company;

5.2.16	the Notary shall release the Contribution to the bank account of the Company in accordance with the Notary Letter;

5.2.17	the Notary shall register the Investor and the Participating Shareholder as shareholder in the shareholders' register.

5.3

If a Party fails to perform or fails to procure the performance of any of the actions set out Clause 5.2 (a Defaulting Party) and the performance of such action or actions is not waived by all the other Party (the Non-Defaulting Party), the Non-Defaulting Party shall have the right, exercisable on the Completion Date, without prejudice to any other rights and remedies available to any of them pursuant to this Agreement or applicable law, by written notice to the Defaulting Party:

5.3.1	subject to Clause 5.3.2, terminate this Agreement with immediate effect; or

5.3.2

demand that the Defaulting Party shall perform the relevant actions as soon as possible, but ultimately within 10 (ten) Business Days (or within such other period as the Non-Defaulting Party in its sole discretion shall direct) after the date initially set for Completion, resulting in (in either case if the Non-Defaulting Party requires): (i) a postponed Completion on the 10th (tenth) Business Day (or on other such other applicable date) following the date such action is completed, in which case the provisions of this Agreement apply as if the date to which Completion is postponed is the date initially set for Completion, or (ii) the deemed postponement of Completion pending completion of the relevant action, the termination of this Agreement with immediate effect, and the crystallisation of an obligation on the Company immediately to repay to the Investor all sums paid pursuant to Clause 5.2.1, if the Defaulting Party has not performed the relevant actions within such period.

it being understood that if the Non-Defaulting Party does not invoke Clause 5.3.1 or Clause 5.3.2, Completion will be deemed not to have taken place and this Agreement shall terminate with immediate effect, save that the Company will be obliged immediately to repay to the Investor all sums paid pursuant to Clause 5.2.1.

5.4	The Parties shall perform all such further acts and execute all such further documents as shall be necessary to fully effect the transactions contemplated by this Agreement.

6	Use of proceeds

6.1	The Contribution shall be used by the Company for:

6.1.1

working capital and growth capital purposes in accordance with the business plan attached to this Agreement as Schedule 9 (Business Plan) and the budget agreed upon between the Investor and Automotive within the first 100 (hundred) days after Completion;

6.1.2

for the repayment of the loans and liabilities listed below, amounting to a total of EUR 843,000 (eight hundred forty-three thousand euro) as soon as possible after the Completion Date by means of a loan by the Company to Automotive. Automotive shall:

a)	pay EUR 120,000 (one hundred twenty thousand euro) exclusive VAT to the Participating Shareholder for the settlement of the unpaid success fees over the months November 2018 up to November 2019;

b)	pay EUR 168,000 (one hundred sixty-eight thousand euro) exclusive VAT to the Founders for the settlement of the unpaid management fees over the months April 2018 up to October 2019;

c)	repay EUR 130,000 (one hundred thirty thousand euro) for an existing loan of the Participating Shareholder to Automotive;

d)	repay EUR 250,000 two hundred fifty thousand euros) for an outstanding loan from Johan van Middendorp and Jan Harthoorn;

e)	repay EUR 175,000 (one hundred seventy-five thousand euros) [for an existing loan from the Founders to Automotive;

6.1.3	for the repayment of the following loans and liabilities ultimately one year after the Completion Date:

a)	EUR 90,000 (ninety thousand euro) exclusive VAT unpaid management fee of the Participating Shareholder over the months January 2020 to October 2020;

b)	EUR 147,000 (one hundred forty-seven thousand euros) exclusive VAT unpaid management fees of the Founders over the months November 2019 up to October 2020.

7	Due Diligence

7.1

The Investor acknowledges and agrees that it has performed the Due Diligence Investigation with respect to the Group and its business on the basis of, and in reliance on, the information provided by or on behalf of the Company in the Data Room with the assistance of professional advisors. For the purposes of the Due Diligence Investigation, the Investor has had opportunity to submit questions to and receive answers from the Founders. An overview of the Index of the Data Room is attached to this Agreement as Schedule 10 (Data Room Index).

7.2

Neither the fact of the Due Diligence Investigation having been carried out by, nor the fact that information has been provided by or on behalf of the Company to, the Investor or its Representatives releases the Company or the Founders in any way from any obligation or liability under the Warranties, respectively, and no such investigation or information shall prejudice or mitigate in any way the Investor’s right to make a claim under the Warranties or otherwise, unless explicitly agreed otherwise in this Agreement.

8	Warranties

8.1	Each Party severally and for itself only represents and warrants to the other Parties that:

8.1.1	it has all requisite (corporate) power and authority to enter into and execute this Agreement and to perform its obligations hereunder;

8.1.2

the execution of this Agreement by such Party has been duly and validly approved by the appropriate bodies within the company of such Party and all other corporate action, if any, necessary on behalf of such Party has been taken;

8.1.3	this Agreement has been duly executed and delivered on behalf of such Party and constitutes legal, valid and binding obligation of such Party; and

8.1.4	the execution, delivery and performance by such Party of this Agreement will not violate any law, order, rule or regulation applicable to such Party.

8.2

The Warrantors hereby represent and warrant to the Investor that each of the statements set forth in the warranties as included in Schedule 7 (Warranties) (the Warranties) is and shall be true, accurate and not misleading on the Signing Date and at the Completion Date.

8.3	Each of the Warranties is separate and independent and none of the Warranties shall be treated as qualified by any knowledge on the part of the Investor or any of its Representatives.

8.4	The Investor acknowledges and agrees that:

8.4.1	the Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Company; and

8.4.2

the Company makes no representation or warranty as to the accuracy of, without limitation, forecasts, estimates or projections provided to the Investor or its advisers on or prior to the date of this Agreement.

8.5	The Investor hereby confirms that, as on the date hereof, it is not aware of any breach under the Warranties.

8.6

The Company shall not be liable for a breach under the Warranties to the extent that, at Completion, the Investor was actually, or could reasonably have been, aware of such breach, because the facts and/or circumstances giving rise thereto have been disclosed in the Warranties or otherwise in this Agreement, but only to the extent Fairly Disclosed.

8.7

The warranties, representations and covenants of the Parties and their respective liability in this respect contained or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Completion and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

9	Liability

9.1

In the event of (i) a breach of any of the Warranties or (ii) wilful misconduct (bedrog) or fraud on the part of the Company, the Warrantors shall indemnify and hold harmless the Investor suffering or incurring Damages as a consequence of such breach or wilful misconduct (bedrog) or fraud on the part of the Company. The Warrantors shall be jointly and severally (hoofdelijk voor het geheel) liable for Damages (vermogensschade as set forth in Section 6:96 DCC) for a breach of the Warranties without limiting or precluding any other rights or remedies that the Investor may have under contract and in law in respect to a breach of the Warranties.

9.2

In the event of any of the situations occurring under 9.1(i) or 9.1(ii), the Warrantors shall, at the option of the Investor, compensate the Investor or any other designated person, at the option of the Investor, as follows:

9.2.1

by way of payment of an amount equal to the amount necessary to place the Investor and/or the relevant member of the Group in the position in which each of them would have been if the relevant breach had not occurred; or

9.2.2	by way of payment of an amount equal to the actual amount of damage (vermogensschade) suffered or incurred by the Investor; or

9.2.3	by way of issuance of Compensation Shares (as defined in Clause 9.3) in accordance with Clause 9.3;

9.2.4	a combination of cash payment compensation and the issuance of Compensation Shares.

9.3

In the event that the Investor decides that it will require compensation by way of issuance of additional Preferred Investor Shares to the Investors pursuant to Clause 9.2 (such shares being issued the Compensation Shares), the Warrantors shall cause the Company to pay to the Investor (such part of) the Damages suffered by the Investor by means of an issuance to the Investor of such a number of Preferred Investor Shares, at the fair market value (as determined absent agreement among the Warrantors and the Investor by an independent expert in accordance with Clause 19.7 of the Shareholders Agreement, which shall apply, mutatis mutandis) as is equal to the amount of the Damages suffered by the Investor. In the event that such a request is not made by the Investor, the Warrantors shall be obliged to pay the Investor the amount of the Damages in cash. In case Compensation Shares are required to be issued, the Compensation Shares shall be issued against nominal value, which will, insofar as legally possible be paid by way of capitalization of the share premium reserve of the Preferred Investor Shares. The Parties shall cooperate and take any and all actions required for the issuance of the Compensation Shares, including the taking of any required shareholders resolutions and the waiver of any pre-emption rights by the Shareholder.

9.4	The liability of the Warrantors under, pursuant to or in connection with this Agreement shall be limited as follows:

9.4.1	no liability shall exist:

a)	in respect of a breach of the Fundamental Warranties, unless a breach is notified in writing by the Investor to the Company within 5 (five) years following the Completion Date;

b)

in respect of a breach of the Tax Warranties, unless a breach is notified in writing by the Investor to the Company prior to 6 (six) months following the date in which the period determined by the relevant statute of limitations in the relevant jurisdiction expires; and

c)

in respect of a breach of any other Warranty (not being the Fundamental Warranties), unless a breach is notified in writing by the Investor to the Company within 18 (eighteen) months following the Completion Date,

9.4.2

with the exception of indemnification for breaches of the Fundamental Warranties, no liability shall exist unless (i) the amount of any single claim exceeds the amount of EUR 10.000 (in words: ten thousand euros); and (ii) the aggregate of the amounts that can be claimed exceeds the amount of EUR 50.000 (in words: fifty thousand euros) in the event that the sum of all claims exceeds this threshold, the Warrantors shall be liable for the full amount up to the maximum set forth in Clause 9.4.3; and

9.4.3

the aggregate maximum possible liability of the Company in respect of (i) a breach of the Fundamental Warranties shall not exceed an amount equal to 100% (hundred per cent) of the Contribution, (ii) a breach of the Warranties not being the Fundamental Warranties, shall not exceed an amount equal to 50% (fifty per cent) of the Contribution, and (iii) the aggregate overall maximum liability under this Agreement shall never exceed an amount equal to 100% (hundred per cent) of the Contribution.

9.5

None of the Warrantors shall be liable for any Damages resulting from a breach of the Warranties if and insofar the Damages relate to facts or circumstances Fairly Disclosed by the Warrantors to the Investors through the Disclosed Information or explicitly accepted by the Investors.

9.6

In calculating the amount of the Warrantor's liability in respect of any breach under the Warranties, such liability shall be reduced if and to the extent in respect of the matter giving rise to such breach:

9.6.1	a specific provision has been made in the Accounts;

9.6.2

to the extent that Damages have been recovered from a third party, including from insurers or the Company has received written confirmation from the insurer or the relevant third party that it will recover the corresponding compensation or quantifiable net financial benefit accruing to the Company;

9.6.3	any amount of Tax refund or credit has been received or is recoverable by the Company, or any reduction in Tax (including through an increase of available losses) is payable by the Company;

9.6.4

the liability would not have arisen but for a change in legislation or regulations, or in a change in the interpretation or implementation thereof by any governmental authority, or by reason of development in case law made after the Completion Date or any amendment to or the withdrawal of any practice previously published by or of any extra-statutory concession previously made by a governmental authority (whether or not the change purports to be effective retrospectively in whole or in part);

9.6.5	the liability has arisen as a result of a mandatory change in the accounting principles, bases, methods or policies after the Completion Date; or

9.6.6	the liability is contingent only, unless and until such contingent liability crystallises and becomes actual Damages.

9.7	If the Investor becomes aware of a breach under the Warranties or a matter which is likely to give rise to a breach, the Company shall not be liable in respect of it, unless the Investor:

9.7.1

give written notice setting out reasonable detail in respect of the key relevant facts relating to such alleged breach to the Company as soon as reasonably practicable after becoming aware of those facts and in any event within 6 (six) months after the Investor becoming aware of those facts; and

9.7.2

in the absence of the claim for breach of any of the Warranties (other than the Tax Warranties) being satisfied, settled or withdrawn, has commenced legal proceedings within 12 (twelve) months after the Investor becoming aware of those facts.

9.8

The Investor shall not be entitled to recover from the Company more than once in respect of the same fact, matter or event giving rise to any obligation or liability of the Company, also if, in respect of the Warranties, more than one Warranty is breached.

9.9

Each of the Parties shall procure that all commercially reasonable steps are taken to avoid or mitigate any Damages which, in the absence of mitigation, would give rise to (or increase) a liability of the Warrantors in respect of any claim under this Agreement.

10	Specific indemnities

10.1

Without prejudice to the generality of the Warranties, the Warrantors shall indemnify (schadeloos stellen) and hold harmless (vrijwaren) the Investor or, at the option of the Investor, any member of the Investor's Group, from and shall compensate the Investor or, at the direction of the Investor, any member of the Investor's Group, on a euro-for-euro basis, for any losses incurred by the Investor or any member of the Investor's Group as a result of, in connection with or attributable to:

10.1.1	the Pre-Completion Restructuring;

10.1.2	the overview attached hereto as Schedule 11 (Accounts 2020) not containing a true, accurate and complete overview of the Company’s Debt as per the date of this Agreement;

10.1.3

any breach or non-compliance by any of the Group Companies prior to Completion with the applicable data protection law, including but not limited to General Data Protection Regulation (EU) 2016/679 (GDPR) and the Dutch GDPR Implementation Act (Uitvoeringswet Algemene Verordening Gegevensbescherming), any statute or legislation regulating the processing of the relevant personal data and the guidelines and policies of the relevant supervisory authorities, and the Dutch Telecommunications Act, more specifically but not limited to the following subjects;

a)

the lacking/unavailability of a (compliant) data processing register, data breach register, a data breach policy, privacy related agreements with all partners that process personal data either as third party (joint) data controllers or data processors, privacy statement(s), a data retention policy, internal data protection policies, documents legitimizing transfer of personal data outside the EEA and a data subjects access rights (DSAR) policy; and

b)	the processing of personal data via cookies in an invalid manner.

10.1.4

enforcement actions of the municipality of Bergeijk, to the extent related to the non-compliance of the business activities performed in the property located at Hoek 54 a, 5571GK Bergeijk by Tembo 4x4 e-LV B.V. with the applicable zoning plan and to the extent related to not having the permits, licenses, authorizations, exemptions, acknowledgements, certificates, registrations and/or other approvals required for the business activities of Tembo 4x4 e-LV B.V.;

10.1.5

amounts of Tax and/or statutory employee obligations of any of the Group Companies relating to the period before the Completion Date, which are due to any Tax Authority and/or pension provider and for which the relevant Group Company has requested deferral of payment due to the Covid-19 Facts and Circumstances;

10.1.6

related to amounts of Tax resulting from a liability which is primarily the liability of another company or person, for which any of the Group Companies is held liable as a result of the (former) existence of a fiscal unity for VAT purposes;

10.1.7

related to amounts of Tax resulting from a correction or re-assessment of any Tax Authority in relation to the application of the zero rate of VAT for sales to VAT registered businesses in the EU and exports outside of the EU relating to the period before the Completion Date.

10.2	With respect to a claim under the Indemnity set forth in Clauses 10.1.3 and 10.1.4 such period shall be 90 (ninety) days after the Completion Date.

10.3

The restrictions and limitations of liability set forth in Clause 9 shall not apply to the Indemnities, save for the restrictions and limitations set forth in Clause 9.4 which shall apply mutatis mutandis. In the event that a claim can be brought both under the Warranties and the Indemnities, the Investor will, at its discretion, indicate whether it is a claim under the Warranties or the Indemnities.

10.4

The Warrantors shall reimburse the Investor or, at the discretion of the Investor, the relevant member of the Investor's Group, under this Clause within 20 (twenty) Business Days after the Investor has given written notice to the Warrantors of the claim under the Indemnities, unless the Warrantors disputes such claim within such period, in a duly substantiated manner. In such case, payment shall be made within 20 (twenty) Business Days from the earlier of (i) the Warrantors and the Investor having reached an amicable settlement in respect of the relevant matter or (ii) a judgment having been issued in respect of the relevant matter and in accordance with such settlement or judgment.

10.5	The Participating Shareholder confirms that it has read and understood clause 26 (Taxation) of the Shareholders Agreement and hereby agrees and acknowledges that:

10.5.1

it is solely and in all circumstances responsible for any and all Tax liabilities and planning in connection with the Manager Share and Ordinary Shares held by it. The Participating Shareholder. acknowledges that, given the complexity of the structure, it has sought professional Tax advice in order to ensure compliance with the reporting and disclosure provisions under the Tax legislation applicable to the Participating Shareholder and its shareholders;

10.5.2

it hereby indemnifies and holds harmless, on a euro-for-euro basis, the Investor, the Company, each member of the Group and each of their directors with respect to any Tax liabilities, including but not limited to (wage) withholding tax and social security contributions or similar liability (including interest and penalties) arising from or in connection with the Participating Shareholder's participation in the Company; and

10.5.3

The Investor, the Company and each member of the Group has the right and is authorised to withhold and/or recover or deduct any applicable Taxes arising from the Participating Shareholder's participation in the Company, including but not limited to withholding dividend tax, (wage) tax, social security contributions or similar liability in respect of the Participating Shareholder as required, based on the discretion of the above parties where they have reason, in good faith, to believe that such withholding and/or recovering or deduction will likely be required under any and all applicable Tax laws.

11	Confidentiality

11.1

Subject to Clause 11.3, none of the Parties shall provide any information to third parties or make any public announcement or otherwise distribute information concerning the subject matter of this Agreement without the prior written consent of the other Parties to this Agreement.

11.2	Each Party may disclose information which would otherwise be subject to the confidentiality obligations set forth in Clause 11.1 to the extent:

11.2.1	required by the law of any relevant jurisdiction (including but not limited to the compliance with statutory requirements, listing rules or other regulations);

11.2.2	such information has come into the public domain through no fault of that Party;

11.2.3	such information is disclosed to advisers involved in any litigation conducted by such Party in relation to the transactions contemplated by this Agreement; or

11.2.4	the other Party has given prior written approval to the making and content of the disclosure.

11.3

In respect of Clauses 11.2.1 and 11.2.2, subject to the prior notification of the other Party and the obligation to take all reasonably possible measures to prevent or limit the Damages the other Party may suffer from the disclosure of such information, including but not limited to consultation on the form, content and timing of such disclosure.

11.4

Each Party shall procure that all of its group's employees, agents and other persons related to it shall comply with the obligations set forth in this Clause 20 and shall indemnify and hold the other Parties harmless from and against any Damages incurred by such other Parties arising out of a breach by any such person of these obligations.

12	Costs and Expenses

The Company shall bear the costs the Investor incurs, including fees charged by the Notary and other third-party consultants arising from or relating to the conclusion and performance of this Agreement, the Shareholders Agreement, the Deed of Issuance and any other agreements, (notarial) deeds or other documents pursuant thereto, including all negotiations, preparations and investigations, up to a maximum aggregate amount of EUR 250,000 excluding VAT (two hundred and fifty thousand euros).

13	Waivers

Without prejudice to Clause 5.3, the Parties hereby irrevocably waive their right to dissolve or annul this Agreement, whether in full or in part, or to demand full or partial dissolution or annulment and/or amendment of this Agreement after Completion by virtue of Section 265 of Book 6 DCC, Section 258 of Book 6 DCC and/or Section 228 of Book 6 DCC in conjunction with Section 230 of Book 6 DCC or to request a competent court to amend this Agreement on the basis of Section 230 sub 2 of Book 6 DCC.

14	Notices

14.1

Except as otherwise required by law, all notices, announcements, summons and/or communications pursuant to or in connection with to this Agreement shall be in the English language and be delivered to the addresses of the Parties as stated in Schedule 14 (Notices).

14.2	Notices, announcements, summons and/or communications pursuant to or in connection with this Agreement shall be deemed to have been received at the following moments:

14.2.1	if sent by registered letter: at the date of delivery evidenced by the return receipt;

14.2.2	if sent by courier: at the date of delivery by the courier to the addressee; and

14.2.3	if sent via e-mail: at the time of successful sending evidenced.

14.3	Any communications copied to the respective advisers as set out above shall be for information purposes only and shall not constitute a valid notification under this Agreement.

15	Binding effect; assignment

15.1

All terms, provisions, representations, warranties, covenants and conditions of this Agreement shall only be binding upon and inure to the benefit of and be enforceable by the Parties hereto after all Parties have signed this Agreement.

15.2	This Agreement and any rights and obligations of the Parties hereto may not be assigned or delegated by any Party hereto to a third party without the prior written consent of the other Parties.

16	Invalidity

16.1

If a provision of this Agreement is invalid or unenforceable in whole or in part, the other provisions of this Agreement shall remain in full force and effect and the Parties shall be obliged to replace the partial invalid or unenforceable provision by another valid and enforceable provision, such that the meaning of that provision complies as much as possible with the partially invalid or unenforceable provision, taking into account the object and the purpose of this Agreement.

17	Entire agreement

17.1

The recitals to this Agreement and the Schedules form an integral part of this Agreement and references to this Agreement include the Schedules. Any definitions used in this Agreement shall have the same meanings when used in the Schedules unless explicitly stipulated otherwise.

17.2

This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all earlier written and/or oral agreements with respect to the subject matter(s) hereof.

17.3	This Agreement can be varied only by an instrument in writing signed by the Parties.

18	Miscellaneous Provisions

18.1	The provisions in relation to confidentiality and dispute settlement shall survive for the entire term of this Agreement and even after the termination thereof.

18.2

If a Party does not exercise any right under this Agreement, including the right to demand that the other Party meets its obligations under this Agreement, or does so unduly, it shall not be deemed to thereby have waived this right. If a Party, in a specific case, waives any right it may have towards the other Party by virtue of the fact that this Party has not, not fully or unduly fulfilled any obligation under this Agreement, it shall not be deemed to thereby have waived any other right it has in that specific case, nor have given up any possibility of invoking that right in other cases.

18.3

The Parties, except the Investor, acknowledge that the Investor is represented in this transaction by a lawyer of Van Doorne N.V., while the Notary is associated with the same law firm, and explicitly agree that the Investor may seek Van Doorne N.V.'s legal assistance in any dispute that may arise in respect of this Agreement or any related agreement.

18.4

This Agreement is drawn up for the exclusive use of the Parties, their successors by universal title (algemene titel) and to the extent allowed pursuant to this Agreement, their successors by singular title (bijzondere titel). Except to the extent expressly stipulated otherwise in this Agreement, no Clause intends to create any right for any third party to claim performance or to rely upon the Agreement in any way.

18.5

No provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such provision, it being acknowledged that representatives of all Parties have participated in the drafting and negotiation of this Agreement.

18.6	This Agreement may be signed in any number of counterparts, each of which shall be an original, but only all of which, when taken together, shall constitute one and the same document.

19	Applicable law and jurisdiction

This Agreement and any agreement resulting here from is construed under and shall be governed by the laws of the Netherlands.

20	Settlement of disputes

Any disputes arising out of or in connection with this Agreement or any agreement resulting there from, which cannot be settled amicably, shall be submitted to the exclusive jurisdiction of the competent court in Oost-Brabant, the Netherlands.

SIGNATURE PAGE TO FOLLOW

SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT

RELATING TO HOLDCO B.V.

DATED 9 OCTOBER 2020

TEMBO E-LV B.V	FD 4x4 AUTOMOTIVE B.V.

/s/ F.A.J. Daams	/s/ F.A.J. Daams
By: 4x4 Automotive	By: F.A.J. Daams
Title: Director	Title: Director
By: F.A.J Daams
Title: Director

M.A. DAAMS – VAN TOOR	F.A.J. DAAMS

/s/ M.A. Daams	/s/ F.A.J. Daams

VivoPower International Plc

/s/ K.T.F. Chin By: K.T.F. Chin Title: Executive Chairman & CEO

HACCOU VISION B.V.	A. HACCOU

/s/ A.O. Haccou By: A.O. Haccou Title: Director	/s/ A. Haccou

1.    DEFINITIONS

This Agreement shall be interpreted in accordance with the following principles:

a.	any reference to a "subsidiary" or "holding company" is to be construed in accordance with Section 2:24a DCC;

b.	any reference to a "group" or "group company" is to be construed in accordance with Section 2:24b DCC;

c.	any reference to a "participation" is to be construed in accordance with Section 2:24c DCC;

d.

any reference to a "person" includes a reference to an individual person, a private legal entity (rechtspersoon), partnership, firm or a government agency and that person's successors in title and permitted assigns and transferees;

e.	the "ordinary course of business" of the Company and or/as relevant the Group Companies should be construed as a reference to the activities presently conducted by the Group Companies;

f.

acting "directly" or "indirectly" shall include, without prejudice to the generality of that expression, references to acting alone, jointly with, or on behalf of, by means of, or by the agency of any other persons;

g.	words denoting the singular number only shall include the plural and vice versa, except where the context requires otherwise;

h.	clauses, paragraphs or schedules are to be construed as a reference to Clauses and Paragraphs of and Schedules to this Agreement, except where the context requires otherwise;

i.

a law, provision of law or regulation includes a reference to that law, provision of law or regulation as amended or re-enacted from time to time, as well as to the law, provision of law or regulation by which it is replaced;

j.	a consent or license includes any authorisation, consent, license, permit, exemption or dispensation of or by any person by whom the same is required at any time;

k.

this Agreement or any other document shall be construed as a reference to this Agreement or that other document as amended, supplemented, substituted or novated in accordance with the terms thereof at any time and from time to time;

l.	Clause headings used in this Agreement are inserted for ease of reading only and shall not affect the content and interpretation of this Agreement;

m.	the recitals of this Agreement form an integral part of this Agreement;

n.	Schedules are an integral part of this Agreement and a reference to this Agreement includes a reference to the Schedules;

o.

terms in this Agreement refer to Dutch legal concepts only and shall be interpreted accordingly. The use of these or similar terms in any other jurisdiction shall be disregarded. In respect of any jurisdiction other than the Netherlands, references to any Dutch legal concept shall be deemed to refer to the concept that most approximates to the Dutch legal term in that jurisdiction; and

p.

where any obligation is qualified by the expression "to use best endeavours", "best efforts" or any similar expression, it means the efforts that can reasonably be expected from a prudent and determined person, as if the relevant objective was in such person's own interest.

Affiliate	shall mean in relation to any Party, any person belonging to the same group as such Party as defined in section 2:24b of the DCC from time to time;

Accounts

shall mean the audited and approved accounts of the Company and the Subsidiaries of the financial year 2018, consisting of a balance sheet and the profit and loss statement, together with the explanatory notes thereto and an audit statement (goedkeurende verklaring) issued by Akkon avm and included in the Data Room under number 2.4; (ii) the consolidated accounts of the Group of the financial year 2019, consisting of trial balances and an amalgamated balance sheet as per 31 December 2019, and included in the Data Room under number 2.4; (iii) the overview as included in Schedule 11 (accounts 2020t);

Agreement	set out in the introduction of this subscription agreement;

Assets	means the assets which are accounted for in the Accounts;

Automotive	has the meaning set out in the introduction of this Agreement;

Business Day	shall mean a day other than a Saturday or Sunday or a public holiday in the Netherlands or England;

Business Plan	shall mean the business plan attached to this Agreement as Schedule 9 (Business Plan);

Clause	shall mean a clause in this Agreement;

Company	has the meaning set out in the introduction of this Agreement;

Compensation Shares	has the meaning set out in Clause 9.3;

Completion	has the meaning set out in Clause 5.1;

Completion Date	shall mean ultimately the fifth (5th) Business Day after the date on which the Condition Precedent have been satisfied or waived, unless the Parties agree otherwise in writing;

Condition Precedent	has the meaning set out in Clause 3.1;

Contribution	has the meaning set out in Clause 2.2;

Covid-19 Facts and Circumstances

any facts or circumstances arising out of the 2020 novel coronavirus (Covid-19) pandemic, including the imposition of restrictions by various international jurisdictions, liquidity crises, defaults, claims of force majeure, a general slowdown of economic activity, disruptions or delays in work environments and social distancing or similar requirements to limit social interactions;

Damages	shall mean any and all damages within the meaning of Section 96 et seq. of Book 6 DCC, suffered or incurred by any Party;

Data Room	shall mean the virtual data room made available by the Company through Shoosmiths Collaborate containing documents and information relating to the Group;

DCC	shall mean the Dutch Civil Code;

Debt

means in respect of the Group, the aggregate of any (i) indebtedness for borrowed money or indebtedness in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables not overdue and other accrued expenses arising in the normal course of business), (ii) trade payable overdue and indebtedness evidenced by any note, bond, debenture or other debt security, (iii) interest payable and interest accruals, (iv) amounts outstanding on any capital or finance leases, (v) declared and/or accrued but unpaid dividends, (vi) factoring liabilities, (vii) Guarantees, (viii) overdrafts on bank accounts, (ix) pension accruals or unfunded pension liabilities, (x) legal dispute or similar accruals and provisions; (xi) corporate income tax liabilities, (xii) any liability under foreign exchange contracts, interest rate swaps, collars, guarantees or agreements or other interest rate instruments or any contracts or arrangements relating to derivatives or differences, or in respect of which the financial outcome is to any extent dependent upon future movements of an index or rate of currency exchange or interest, or in the future price of any securities or commodities and (xiii) the amount of refundable state aid and similar grants, subsidies and financial assistance made available or applied for by the Group Companies whether through loans, extension of payment or otherwise, increased with interest, fines, penalties and surcharges;

Deeds	means the Deed of Amendment AoA, the Deed of Issuance Ordinary Shares, the Deed of Transfer, the Deed of Issuance Investor Shares and the Deed of Issuance Manager Shares;

Deed of Issuance	shall mean the notarial deed of issuance of the Investor Shares in the agreed form attached hereto as Schedule 5 (Deed of Issuance);

Deed of Issuance Manager Shares

shall mean the notarial deed of issuance of the Ordinary Shares and the Manager Share to the Participating Shareholder in the agreed form attached hereto as Schedule 13 (Deed of Issuance Manager Shares);

Deed of Transfer	shall mean the notarial deed of transfer for the shares in the Subsidiaries attached hereto as Schedule 17 (Deed of Transfer);

Defaulting Party	has the meaning set out in Clause 5.3;

Disclosed Information

shall mean (a) the information contained in Schedule 10 (Data Room Index), (b) the questions raised by Investor and its Representatives and answers provided by the Shareholder and the Founders and the documents and other written information provided to the Investor during and pursuant to the question and answer sessions, to the extent included in the Data Room, and (c) other written information shared by or on behalf of the Group with the Investor and/or their Representatives as part of the Due Diligence investigation;

Due Diligence Investigation	has the meaning set out in Recital (J)

Fairly Disclosed

means disclosed in sufficient detail to enable a reasonably acting investor to, on a prima facie basis, with the assistance of the advisers used by it in the Due Diligence Investigation, make an informed assessment of the facts, matters or information concerned, without needing to ask for further information or documents, provided that where reference is made to a document or a particular part of a document, but that document or that part has not been provided to the Investor or its advisers in the Disclosed Information, such document or particular part of a document shall be deemed not to have been Fairly Disclosed to the Investor;

F. Daams	has the meaning set out in the introduction of this Agreement;

Founders	has the meaning set out in the introduction of this Agreement;

Fully Diluted Basis

shall mean based on the assumption that all options, warrants, convertible notes, or other rights convertible or exchangeable into equity securities of the Company has been exercised, converted or exchanged;

Fundamental Warranties	means the fundamental warranties under part 1 (Governance and authority), part 2 (Capital and Shares) and part 3 (Accounts) of the Warranties;

GDPR	has the meaning set out in Clause 10;

Group	means the Company and its Subsidiaries;

Group Companies	means the Company and its Subsidiaries;

Indemnities	shall mean the specific indemnities as set forth in Clause 10;

Information Technology	the information technology more particularly described in folder 1.11 of the Data Room;

Interim Period	shall mean the period starting as from the Signing Date and ending immediately prior to Completion;

Investor	has the meaning set out in the introduction of this Agreement;

Investor Shares	has the meaning set out in Recital (F);

Investor's Group

means the group of the Investor and includes in any case, but is not limited to, Affiliates, entity's within the Investor's fund group or entity's which are owed for at least 50% (fifty per cent) by the Investor;

Last Accounting Dates	31 December 2018;

Long Stop Date	11 November 2020;

Manager Share	has the meaning set out in Recital (G);

Non-Defaulting Party	has the meaning set out in Clause 3.3;

Notary	shall mean Mr. Daan ter Braak, civil law notary, or his deputy or any other civil law notary of Van Doorne N.V.;

Notary's Bank Account	shall mean the Notary's third party bank account with Rabobank Nederland, with IBAN-number NL48RABO0114412243 and BIC code: RABONL2U;

Notary Letter	shall mean the notary letter in the agreed form attached to this Agreement as Schedule 18 (Notary Letter);

Ordinary Shares	has the meaning set out in Recital (C);

Party	has the meaning set out in the introduction of this Agreement;

Party	has the meaning set out in the introduction of this Agreement;

Participating Shareholder	has the meaning set out in the introduction of this Agreement;

Parties	has the meaning set out in the introduction of this Agreement;

Pre-Completion Restructuring	has the meaning set out in Recital (D);

Receivable

the receivable held by the Participating Shareholder vis-à-vis the Company (as debtor) in the amount of EUR 120.000 (one hundred twenty thousand euro) as further set out in and pursuant to the master asset transfer agreement between, among others, the Company and the Participating Shareholder

Recital	shall mean a recital in this Agreement;

Representatives

means in relation to a Person (i) any and all persons authorised to represent such person (whether or not such authority is subject to limitations), (ii) such person’s directors, officers and employees (whether or not authorised to represent such person) and (iii) any of the agents and (professional) advisers of such person;

Schedule	shall mean a schedule to this agreement including any allonges;

Share Issuance	has the meaning set out in Clause 2.1;

Shareholders	shall mean at any time, the holders of the shares issued by the Company;

Shareholders Agreement	has the meaning set out in Clause 5.2.8;

Signing Date	shall mean the date of this Agreement;

Subsidiaries	has the meaning set out in Recital (D);

Surviving Clauses	shall mean Clause 11 (Confidentiality and public announcement) up to and including Clause 20 (settlement of disputes);

Tax

means all forms of taxation, whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local or municipal impositions, duties, contributions, rates and levies (including, without limitation, social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax, by way of primary liability or secondary liability or otherwise) as well as any repayment of unlawful state aid in relation thereto, and in respect of any Person and all penalties, charges, costs and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them;

Tax Authority

means any government, state or municipality or any state, federal, local or other fiscal, revenue, customs or excise authority body or official competent to impose, administer, levy, assess or collect Tax in any jurisdiction;

Tax Warranties	means the Warranties set out in section 4 of the Warranties, each a Tax Warranty;

T. Daams	has the meaning set out in the introduction of this Agreement;

Transaction	means the issuance of the additional amount of Ordinary Shares to Automotive, the issuance of the Investor Shares and the issuance of the Manager Shares;

Warranties	has the meaning as set out in Clause 8.2; and

Warrantors	the Founders and the Company.

2.    CONFIDENTIALITY DEED

3.    TERM SHEET

4.    Post-Investment CAPITALIZATION TABLE

5.    DEED OF ISSUANCE

6.    SHareholders Agreement

7.    WARRANTIES

1	Governance and authority

1.1

Automotive and the Group Companies are private companies with limited liability (besloten vennootschap met beperkte aansprakelijkheid), duly incorporated and validly existing under the laws of the Netherlands with all requisite power to carry on its business as presently conducted.

1.2

Automotive and the Founders have the power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each agreement and document to be executed by it as contemplated in this Agreement.

1.3

Not Automotive nor any Group Company has been involved in proceedings for (i) a legal merger (fusie within the meaning of Section 2:309 DCC), (ii) a legal division (splitsing within the meaning of Section 2:334 (a) DCC), (iii) its dissolution (ontbinding), (iv) its liquidation (vereffening),

1.4

None of Automotive, the Founders or any Group Company has been involved in proceedings for (i) its bankruptcy (faillissement), (ii) suspension of payment (surséance van betaling) and/or (iii) the offering of a settlement agreement to its creditors outside bankruptcy.

1.5

No resolution has been passed or adopted by any corporate body of Automotive or any Group Company which has not been fully executed or implemented, other than those provided for in this Agreement and the Shareholders Agreement.

1.6	No Group Company is a participant in any joint venture or limited partnership (commanditaire vennootschap) or cooperative association (coöperatie).

1.7

Each of the Founders, Automotive and each Group Company has the power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each agreement and document to be executed by it as contemplated in this Agreement.

1.8	The Group has the power and authority to conduct its business as currently conducted.

1.9	The execution of the Agreement and the further performance of the Agreement:

1.9.1

does not and shall not conflict with or constitute a breach under any (i) of the provisions or conditions of any agreements to which the Founders and any Group Company are a party, or (ii) provisions, orders, rulings, judgments, writs and/or instructions of any governmental or judicial authority;

1.9.2

will not give rise to the cancellation of any rights of the Group, the termination or expiration of any legal relationship of the Group with any person, or the acceleration of the due date of any obligation of the Group.

1.10	No consent, approval, authorization, or filing with any governmental authority on the part of the Group is required in connection with the transactions contemplated by this Agreement.

2	Capital and Shares

2.1

Automotive is the unassailable (onaantastbaar) holder of the Shares. The Shares constitute all issued and outstanding shares in the capital of the Company and are validly issued and fully paid and were not issued in violation of any pre-emptive subscription or other right of any person to acquire shares.

2.2

The Company is the unassailable (onaantastbaar) holder of the shares of the Subsidiaries. The shares constitute all issued and outstanding shares in the capital of the Subsidiaries and are validly issued and fully paid and were not issued in violation of any pre-emptive subscription or other right of any person to acquire shares.

2.3	The shares in the capital of each Group Company are free and clear of any Encumbrances and no Group Company have granted or agreed to grant any Encumbrances thereon to any person.

2.4	The information contained in the shareholders register of each Group Company is complete, accurate, true and not misleading.

2.5

There are no options, warrants or other rights by which any third party may purchase or otherwise obtain one or more shares in the capital of any Group Company. No Group Company is under an obligation to pay any dividends, bonuses or other sums out of its profits and/or reserves.

2.6	No Group Company has issued depository receipts of shares (certificaten van aandelen) in respect of any of the shares in the capital of Automotive or any Group Company.

3	Accounts

3.1

The Accounts of the Group, comprising of the balance sheet and the profit and loss statement of the Group and the notes and reports thereto, have been prepared in accordance with applicable statutory requirements and the relevant general accepted accounting principles, and ether applicable laws, and have been prepared on a basis consistent with previous years.

3.2

The Accounts are true, complete and accurate in all respects and fairly present (i) the financial condition and results of operations of the Group, (ii) the composition of the assets and liabilities, and (iii) all commitments and liabilities of the Group, whether actual or contingent, due or to become due, to the extent known at the time the financial information was prepared and to the extent in accordance with applicable accounting standards, so that a sound judgment can be made regarding the equity, results, solvency and liquidity of the Group.

3.3

The Accounts fairly and accurately reflect the net assets (eigen vermogen), and composition of the assets and liabilities of the Group and the results of the Group for the financial year ended on the Last Accounting Date.

3.4	The Accounts have not been affected by any items of an unusual or non-recurring nature or by the results of transactions with third parties directly or indirectly related to the Shareholder.

3.5	During the period from the Last Accounting Date up to the Completion Date:

3.5.1	The Group has conducted its business operations in accordance with the ordinary course of business to:

a)	preserve its business organization;

b)	maintain its books and records in accordance with past practices;

c)	keep available the services of its Directors and employees; and

d)	maintain satisfactory relationships with customers and others having business relationships with them;

3.5.2	there has been no substantial detrimental change in the financial, commercial or equity position of the Group;

3.5.3

the Group has not sold, leased, transferred, disposed of or encumbered any of its properties or assets, waived or released any rights of material value, or cancelled, compromised, released or assigned any indebtedness owed to it or any claims held by it other than in the ordinary course of business consistent with past practice;

3.5.4	the Group has not entered into any transaction other than in the ordinary course of business consistent with past practice;

3.5.5	the Group has not permitted any insurance policy to be cancelled or terminated, or any of the coverage there under to Iapse; and

3.5.6	there has been no substantial change in the amount of the current assets and the long-term and current liabilities of the Group.

3.6	There has been no substantial change in the amount of the current assets and the long-term and current liabilities of the Group.

4	Taxes

4.1

The Group has always duly, timely and correctly paid all Taxes for which it has been assessed, or which have become due or will become due, have arisen or accrued or will arise or accrue with regard to the period up to and including Completion Date (unless insofar deferral of payment is or will be granted due to the Covid-19 Facts and Circumstances), insofar these Taxes have not been paid, they have been fully provided for in the Accounts.

4.2

The Group has timely, properly and punctually made all filings, returns, payments and withholdings, given all notices, maintained all records and supplied all other information in relation to Taxes which it was required to make, give, maintain or supply and all such returns, payments, withholdings, notices, records and information were complete and accurate.

4.3

There is no current, pending or anticipated dispute or material discussion with any Tax Authority concerning any tax return, assessment, audit or penalty regarding the Group nor has there been any such dispute or material discussion.

4.4

Expect for the wage tax penalties and collection interest which were imposed in the period between 2018 and 2020, the Group has not been or is liable to pay any penalty, fine, surcharge, interest or similar amount in relation to Taxes and there are no facts which are likely to cause the Group to become liable to pay any such penalty, fine, surcharge or interest, nor have there been any circumstances which might have a negative effect with regard to such a penalty.

4.5	The Group is resident for the purposes of Tax only in the Netherlands and does not have a permanent establishment or permanent representative or other taxable presence in any other jurisdiction.

4.6

The Group has complied with the requirements and provisions of VAT legislation and all regulations and orders made and have made and maintained accurate and up to date records, invoices, accounts and other documents required by or necessary for the purpose of the VAT legislation and the Group has punctually made all payments and filed all returns required hereunder.

4.7

None of the Group Companies owns nor has agreed to acquire any asset or to enter into any other transaction, or has received or agreed to receive any services or facilities, including to the benefit of any license agreement, the consideration for which was in excess of or below the relevant fair market value or fair market price or is determined otherwise than on at arm's length basis. Each of the Group Companies has an acceptable reasoning and adequate documentation to support any position on transfer pricing.

4.8	None of the Group Companies has been, is or will be held liable for Taxes due by any other person or entity.

4.9	None of the Group Companies has been a party to any transaction or series of transactions which is or forms part of a scheme for the avoidance of Tax or which can be considered as such.

4.10

The signing and consummation of the Agreement will not have any adverse Tax consequences for any of the Group Companies. None of the Group Companies will lose its right to loss carry forwards for the purposes of Tax as a result of entering into this Agreement or the execution thereof.

5	Assets

5.1

The Group has the full legal and beneficial title to the assets which are accounted for in the Accounts (the "Assets"). The Assets are free and clear of any Encumbrances and no Group Company has agreed to grant any Encumbrances thereon to any person. None of the Assets are held by third parties. The Group does not infringe the rights of any third party to any Asset.

5.2	The Assets:

5.2.1	are in good operating condition and repair (reasonable wear and tear excepted);

5.2.2	are suitable for the purposes for which they are presently being used; and

5.2.3

are adequate and have sufficient capacity (i) for carrying on the Business on an ongoing basis, and (ii) to meet all present and reasonably anticipated future requirements of the Business of the Group.

5.3

There are no outstanding agreements or arrangements under which any Group Company is under an obligation to acquire or dispose of all or a substantial part of its assets or business. The Group is not a party to a contract which is, or was, not entirely of an arm's length nature and has not transferred or has agreed to transfer any assets except at market value.

6	Intellectual Property Rights

6.1	The Data Room contains a true, accurate and complete list of all trademarks.

6.2	The Group does not use any third party patents or patent applications.

6.3

No activities of the Group infringe any Intellectual Property Rights and/or similar rights of any third party. No claim has been made against any Group Company or any such licensee in respect of such infringement.

6.4

The Group is not engaged in any activities which involve the misuse of any confidential business information and there is no actual or alleged misuse by any person of any confidential business information.

7	Information Technology

7.1

The Information Technology comprises all the information technology and communication technology solutions necessary to continue the businesses of the Group in an ordinary and normal manner consistent with its present and past practice.

7.2

The Group has full and unassailable title to the Information Technology, without any Encumbrance or other restrictions. To the extent that the Group does not have full title to any of the Information Technology, without any Encumbrance or other restriction, a proper and adequate license or agreement to use such Information Technology in the course of operating the business of the Group in an ordinary and normal manner consistent with its present and past practice has been obtained or entered into by the Group. All such licenses (including all amendments, novations, supplements or replacements to those licenses and agreements) are in full force and effect and will not be altered or impaired by the consummation of the transactions contemplated by this Agreement, no notice having been given on either side to terminate these licences, and the obligations of all parties thereto up to and including the Completion Date have been fully complied with.

7.3

The Group's use of the Information Technology is not dependent on information technology or communication technology solutions (including Intellectual Property Rights vested therein) to which the Group does not have full and unassailable title, or for the use whereof the Group does not have a proper and adequate license or agreement. To the extent that the use of the Information Technology is dependent on information technology or communication technology solutions (including Intellectual Property Rights vested therein) to which the Group does not have full and unassailable title, or for the use whereof the Group does not have a proper and adequate licence or agreement, such independency can be effectuated within a relative short period of time against a level of costs that should be considered reasonable and fair under the given business circumstances of the Group and the given market conditions the Group is subject to.

7.4

No investments in Information Technology by the Group are to be expected in excess of ordinary investments in Information Technology that are scheduled to be made in the period of 24 (twenty four) months after the date of the Agreement taking into account the average level of investments made in Information Technology over the period of 24 (twenty four) months preceding the date of this Agreement.

7.5

The Group has adequate procedures in place to (i) prevent unauthorized access to, (ii) prevent the introduction of viruses, worms, Trojan horses, spyware or other disruptive elements into, and (iii) make and store back-up copies of, the software and data contained in the Information Technology. Sufficient disaster recovery plans and backup, security and other contingency procedures are in place and are currently being complied with to ensure no material interruption in the operations of the business of the Group.

7.6

The Information Technology complies with applicable legislation and regulations, and are suitable for continued use on at least the same levels of quality, quantity and functionality, meeting at least the same performance and service levels as applicable prior to Completion.

8	Employees

8.1

The Data Room contains (i) a true, accurate and complete list of all Employees stating date of commencement of employment of each Employee, and specifying all terms of employment applicable to each Employees, including but not limited to salary, employee benefit plans, fixed term/indefinite term, part-time/temporary work and working hours/overtime and (ii) a true, accurate and complete lists of all Employees on sick leave, sabbatical, maternity leave or absent on grounds of other long term leave as per the Completion Date or who have been on such leave during the past 12 (twelve) months.

8.2

All obligations towards the employees and to any former employees of the Group have been fulfilled, and in particular there are no arrears with respect to the payment of any salary, bonuses, cost reimbursement or other compensation.

8.3	The Group has obtained all required work permits and residence permits for each of their employees.

8.4	No Employee has given or received notice to terminate his or her employment, or is currently subject to a disciplinary warning or procedure.

8.5	There is no dispute pending or threatened with respect to any of the Employees and/or former Employees.

8.6

The Group does not have a works council and does not recognize a trade union or other association representing any of their employees. No collective bargaining agreement (CAO) is applicable or declared applicable to the employees of the Group.

8.7

The Data Room contains an accurate and complete list of all pension plans. There are no obligations (whatsoever and irrespective whether towards employees or spouses or dependents, etc.) to provide retirement benefits other than as disclosed in the Data Room.

8.8

All premiums and charges required to be paid in connection with the pension plan have been paid in full or adequate provision therefore has been made in the Accounts. The Group has met all of its obligations for present liabilities, whether actual, contingent or latent, conditional or unconditional, in respect of the pension plan

8.9

The pension plan has in all material respects correctly been administered and insured in compliance with their terms and with all laws, regulations and government taxation or funding requirements as applicable from time to time.

9	Insurance

9.1

The Data Room contains true and accurate particulars of the insurance policies effected for the benefit of the Group and, to the Best Knowledge of the Warrantors, such policies insure against all risks of the nature customarily insured against by companies conducting business in the same sector of business and provide adequate cover for the activities and assets of the Group in amounts customarily insured by companies operating the same sector of business or owning, leasing or using assets of a similar nature.

9.2

All insurance policies are currently in full force and effect and nothing has been done or omitted to be done which could make any policy of insurance void or voidable and there is no claim outstanding under any such policy.

9.3

The Group has paid all premiums due under such policies in time and complied with all other material obligations there under. There are no circumstances which will cause premiums or deductibles to be increased.

9.4	There are no pending claims under any insurance policy nor is, to their Best Knowledge, such claim to be expected. No insurer has denied liability during the past 3 (three) years.

10	Contractual Relationships

10.1	All contracts to which any of the Group Companies is a party are in full force and effect and constitute valid and binding obligations of the parties thereto in accordance with their terms.

10.2	All contracts have been entered into in the ordinary course of business and on an arm’s length terms.

10.3

No notice of termination of a contract was received by any of the Group Companies and no counterparty to any contract has expressed its intent to terminate or renegotiate the terms and conditions of such agreement.

10.4

Neither a Group Company, nor any other party to a contract is in breach with its obligations thereunder, nor does any event or condition exist which, after notice or lapse of time, would constitute such breach.

10.5

No party to any agreement within the Group is in breach of such agreement nor does any event or condition exist which after notice or lapse of time or both would constitute such breach and no approval or consent of any person is needed to continue any agreement to which any Group Company is a party to be in full force and effect following the transactions contemplated by this Agreement.

11	Regulatory, Environmental and Safety Laws

11.1

The Group is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and so far as the Group is aware no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

11.2

The Group possesses all consents, licenses, permits, permissions and exemptions required to operate and to carry on their businesses in the ordinary course of business and the Group has not been notified of any possible future withdrawals, changes or revisions of such consents, licences, permits, permissions and exemptions.

11.3	The Group is not bound by any environmental covenant or agreement, nor does it have any contractual obligation to take environmental measures.

11.4

The Group has not received any notifications from government authorities or third parties, nor has it been notified of any intended sanctions or the imposition of sanctions on account of actual or alleged violation of environmental regulation, nor is any such notification to be anticipated or expected.

12	Legal Proceedings

12.1

None of the Group Companies or Founders is engaged in or a party to or threatened with, or has since its incorporation been engaged in or threatened with (i) any action, suit, proceeding, complaint, charge, hearing, investigation or arbitration or other method of settling disputes or disagreements, or (ii) any judgment, order, writ, injunction, stipulation or decree of any court, governmental institution or arbitrator, and no such actions are anticipated or foreseen.

12.2	None of the Group Companies or Founders is under any criminal or administrative investigation (including investigations involving competition or Tax laws), nor are any such investigations expected.

13	Subsidies and grants

13.1

All applications for government subsidies which have been made are reflected in the Accounts, have been duly and correctly made by the Group and no refunds and no interest, penalties or additions regarding such refunds are or will be due in respect of such subsidies.

13.2	The Group complies in all material respects with the conditions of such subsidies and grants.

14	Other

14.1

In the course of the negotiations leading to the Agreement, the Warrantors have directly, or indirectly provided the Investor or any of its advisors or employees with all information concerning the shares in the capital of the Group, the Group and its business, affairs or assets and liabilities which the Warrantors reasonably believe to be relevant to a potential subscriber of the Investor Shares.

14.2

All information provided by the Warrantors, the Group and their respective officers, representatives and professional advisors to the Investors and its representatives and professional advisors whether in the course of the negotiations leading to this Agreement or otherwise, was when given and is now true, accurate and not misleading.

14.3	The Warrantors, the Group and their respective officers and representatives have not deliberately deleted, replaced or altered Disclosed Information in the Data Room.

14.4	Toyota is not proposing to directly or indirectly compete with the business of the Group.

14.5	The TMCA Tembo document attached to this Agreement as Schedule 15 (TMCA Tembo) is true accurate and/or not misleading.

***

8.    DEED OF AMENDMENT AOA

9.    BUSINESS PLAN

10.    DATA ROOM INDEX

11.    Accounts 2020

12.    Deed of issuance Investor shares

13.    deed of issuance manager shareS

14.    notices

15.    TMCA TEMBO

16.    Interim Period

1	Interim Period

1.1	The Founders and Automotive shall, to the extent permissible under applicable law, from the date of this Agreement until Completion:

1.1.1

procure that the Group Companies will provide all co-operation to the Investor which is reasonably necessary in preparation of the actions that will need to be taken at or following Completion to arrange for and implement the financing of the Transaction and the creation of any security rights in respect thereof;

1.1.2

permit the Investor and its Representatives on notice to have reasonable access, at reasonable times, to the management and books and records of the Group Companies and provide such information regarding the Business and affairs of the Group Companies as the Investor may reasonably require in order to comply with its obligations under this Agreement;

1.1.3	keep the Investor informed of the performance of the Group and any material developments, facts or matters.

1.2	The Founders and Automotive shall, to the extent permissible under applicable law, from the date of this Agreement until Completion:

1.2.1	procure that the business of the Group Companies is carried on in the usual and normal course;

1.2.2

procure that the Group Companies take all reasonable steps to preserve the goodwill of their respective businesses and encourage customers and suppliers to continue to deal with them and shall do nothing which will or would be likely to injure such goodwill;

1.2.3

provide the Investor with a monthly financial analysis (including a cash flow forecast and the explanatory notes thereto) and all other information as is necessary or useful to keep the Investor adequately informed about the financial position, profitability, market position and prospects of the Group Companies no later than 10 calendar days from the end of the month;

1.2.4

procure that none of the Group Companies shall enter into any contract or commitment or do anything which, in any such case, is either out of the ordinary and usual course of its business or which materially affects the assets or liabilities of any of such companies or their ability to carry on their respective businesses as now conducted without the prior consent in writing of the Investor;

1.2.5	notify the Investor of any facts or circumstances which may cause any of the Warranties to be incomplete or incorrect;

1.2.6

promptly notify the Investor of the occurrence of any matter, fact or circumstance that would materially impact the Business (including any notices or claims received by the a Group Company in relation to the Business) as soon as reasonably practicable after the a Group Company or Automotive becomes aware thereof; and

1.2.7	notify the Investor of any breach of a Warranty or Material Adverse Change.

1.2.8

In particular, The Founders and Automotive shall procure that from the date of this Agreement until Completion, to the extent permitted by Law and save with the prior consent in writing of the Investor and subject to the provisions of this Agreement none of the Group Companies shall:

a)	make any alteration to its articles of association or any other document or agreement establishing, evidencing or relating to its constitution or operation; or

b)	alter the nature or scope of its business; or

c)

manage its business otherwise than in accordance with its business and trading policies and practice to date as Fairly Disclosed to the Investor, except as may be necessary to comply with changes in applicable law; or

d)	enter into any agreement with a total value exceeding EUR 25,000 or a duration longer than 12 months;

e)	enter into or amend any agreement or arrangement or permit any action whereby another company becomes its subsidiary; or

f)	enter into any transaction other than on arm's length terms and for full and proper consideration; or

g)	acquire (whether by one transaction or by a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other person; or

h)

dispose of (whether by one transaction or by a series of transactions) the whole or any substantial or material part of its business, undertaking or assets (except in the ordinary and usual course of business); or

i)	incur any capital expenditure (Capex) in excess of EUR 25,000; or

j)

take any loans, borrowings, lease agreements or financial lease arrangements or other form of funding or financial facility or assistance (outside existing lines), or enter into any foreign exchange contracts, interest rate swaps, collars, Guarantees or agreements or other interest rate instruments or any contracts or arrangements relating to derivatives or differences, or in respect of which the financial outcome is to any extent dependent upon future movements of an index or rate of currency exchange or interest, or in the future price of any securities or commodities; or

k)

grant any loans or other financial facilities or assistance to or (outside normal business) any guarantees or indemnities for the benefit of any person or create or allow to subsist any Encumbrance over the whole or any part of its undertaking, property or assets; or

l)	enter into any joint venture, partnership or agreement or arrangement for the sharing of profits or assets; or

m)

enter into any death, retirement, profit sharing, bonus, share option, share incentive or other scheme for the benefit of any of its officers or employees or make any variation (including, but without limitation, any increase in the rates of contribution) to any such existing scheme or effect any key man insurance; or

n)	commence, compromise or discontinue any legal or arbitration proceedings (other than routine debt collection); or

o)	prematurely repay or prepay any loans, borrowings or other financial facilities or assistance made available to it; or

p)

terminate the employment or office of any of its employees or appoint any new director, officer or senior employee or consultant or materially alter the terms of employment or engagement of any director, senior employee or consultant; or

q)	declare, make or pay any dividend or distribution (whether of capital or of profits); or

r)

make or permit any amendment, variation, deletion, addition, renewal or extension to or of, or terminate or give any notice or intimation of termination of, any contract or arrangement where the aggregate amount payable or receivable by any Group Company thereunder exceeds EUR 25,000 or breach or fail to comply with the terms of any contract or arrangement;

s)	pay any remuneration, fee or other sum to the Automotive; or

t)	request any Covid-19 related financial assistance or subsidy; or

u)	enter into any agreement or obligation to do anything prohibited by clauses (a) to (u) inclusive.

17.    Deed of TRANSFER

18.    Notary letter